POWER OF ATTORNEY

LOCKHEED MARTIN CORPORATION


The undersigned hereby constitutes and appoints Maryanne R. Lavan, John E. Stevens, Lynda M. Noggle and Peter L. Trentman, and each of them, jointly and severally, [his/her] lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for [his/her] and in [his/her] name, place and stead, in any and all capacities to execute and file, or cause to be filed, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission any and all reports or forms (including but not limited to Forms 3, 4 or 5, or Form 144 or Form ID) and any supplements or amendments thereto as are required to be filed by the undersigned pursuant to
Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (Section 16), and Rule 144 of the
Securities Act of 1933 Rule 144), with respect to the equity securities of Lockheed Martin Corporation, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as [he/she] might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any forms pursuant to Section 16 or Rule 144 with respect to the undersigned's holdings of and transactions in securities issued by Lockheed Martin Corporation, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

/s/ Maria A. Ricciardone

Maria A. Ricciardone

January 10, 2024